Exhibit 10.9

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 28th day of September 2009, by and between Silicon Valley Bank (“Bank”) and IWatt Inc., a California corporation (“Parent” and a “Borrower”) and IKOR Acquisition Corporation, a Delaware corporation (“Ikor” and a “Borrower” and together with Parent, jointly and severally, the “Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same has been or may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Limited Waiver. Borrower is currently in default under the Loan Agreement for failing to comply with the Minimum Revenue Financial Covenant set forth in Section 6.9(b) of the Loan Agreement (the “Revenue Covenant”) for the compliance period ending June 30, 2009 (the “Existing Default”), and Borrower has requested that Bank waive the Existing Default and Bank is agreeable to Borrower’s request subject to the terms and conditions hereof. Therefore, subject to the terms and conditions hereof, Bank does hereby waive the Existing Default. It is understood and agreed, however, that such waiver does not constitute a waiver or forbearance with respect to any other present or future Event of Default whether or not known to Bank and is not a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or any other Loan Document.

3. Amendments to Loan Agreement.

3.1 Modified Grant of Security Interest. Concurrently herewith, the definition of “Collateral” is being modified to include Intellectual Property. Therefore, Borrower hereby agrees that, upon the effectiveness of this Amendment, Borrower grants to Bank a continuing security interest in the Collateral (as so modified by this Amendment to include the Intellectual Property assets of the Borrower) to secure the payment and performance in full of all of the Obligations. It is further understood and agreed that such modified definition of Collateral to include Intellectual Property is a modification and may be conditionally further modified pursuant to the terms and conditions set forth in this Amendment in Section 3.9 hereof.

3.2 Modified Section 5.2. Section 5.2 of the Loan Agreement is hereby amended to add the following paragraph at the end of the existing provisions of Section 5.2:

“Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses permitted under Section 7.1, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. To the best of Borrower’s knowledge, each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.”

3.3 Limited Suspension of Revenue Financial Covenant. Reference is made to the Revenue Covenant. Notwithstanding anything contained in the Loan

Agreement, the parties hereto agree that Borrower’s compliance with the Revenue Covenant shall be suspended for each of the periods ending September 30, 2009 and December 31, 2009 only and for no other periods and with respect to no other financial covenants whatsoever. Accordingly, Borrower’s failure to comply with the Revenue Covenant for such identified periods shall not constitute an Event of Default under the Loan Agreement. It is understood and agreed, however, that such suspension for such periods only does not constitute a waiver or suspension with respect to such covenant regarding any other time periods nor with respect to any other provision or term of the Loan Agreement generally and is not a consent to any amendment, waiver or modification of any other term or condition of any Loan Document.

3.4 Modified Section 6.10. Section 6.10 is hereby amended and restated in its entirety to read as follows:

“6.10. Protection and Registration of Intellectual Property Rights.

Borrower shall: (a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, not to be unreasonably withheld.

(b) If Borrower (i) obtains any patent, registered trademark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, then Borrower shall promptly provide Bank with written notice thereof (and, in any event, provide such notice to Bank no later than fifteen days following the occurrence thereof) and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of trademarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c) provide written notice to Bank within 15 days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public) and take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted by law or by the terms of any such Restricted License, in a manner that is enforceable under applicable law, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

As used herein the term ‘Restricted License’ is any material license agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) which contains provisions that interfere with either Bank’s right to sell any Collateral or Bank’s ability to transfer rights in any such license.”

3.5 New Section 6.14. New section 6.14 is hereby added to the Loan Agreement, is deemed inserted to follow immediately after Section 6.13, which new section shall be denominated as “Section 6.14. Success Fee”, and which section shall read as follows:

“Section 6.14. Success Fee. Borrower shall owe to Bank a success fee of $225,000 in cash, which fee shall be fully due and payable to Bank on the earlier to occur of the following:

(A) the date on which all Borrowers, on a joint and collective basis, hold, have in accounts or otherwise are the beneficial owners of a minimum aggregate amount of cash and cash equivalents of $10,000,000; or (B) the consummation of an initial public offering of the common stock of Parent; (C) the consummation of an “Acquisition” (as defined below) with respect to Borrower; or (D) June 30, 2011 (the earlier of (A), (B), (C) or (D) being referred to herein as the “Success Fee Payment Date”).

Upon the occurrence of the Success Fee Payment Date, Borrower shall pay to Bank the cash sum of $225,000, which amount shall be in addition to interest and to all other fees, expenses and all other amounts due and payable under the Loan Agreement. The obligation of Borrower to pay the fee hereunder is considered an “Obligation” under the Loan Agreement.

As used herein the term ‘Acquisition’ shall mean with respect to the Borrower any sale, exclusive license, or other disposition of all or substantially all of the assets of the Borrower, or any reorganization, consolidation, or merger of the Borrower where the holders of the Borrower’s securities outstanding immediately before the transaction or series of related transactions beneficially own less than 50% of the outstanding voting securities of the surviving entity after any such transaction or series of related transactions; provided, however, that notwithstanding the foregoing, the term “Acquisition” shall not include (i) any merger or consolidation of Ikor into Parent (as long as Ikor is a wholly-owned Subsidiary of Parent immediately prior thereto); or (ii) any Acquisition of Ikor by a third party.”

3.6 New Section 6.15. New section 6.15 is hereby added to the Loan Agreement, is deemed inserted to follow immediately after Section 6.14, which new section shall be denominated as “Section 6.15. Supplemental Monthly Fee.”, and which section shall read as follows:

“Section 6.15. Supplemental Monthly Fee. Borrower shall pay to Bank a supplemental monthly fee of $10,000 due on each of September 30, 2009, October 31, 2009, November 30, 2009 and December 31, 2009, which shall be in addition to interest and to all other fees, expenses and all other amounts due and payable under the Loan

Agreement. The obligation of Borrower to pay each of such fees hereunder as and when due shall be considered an “Obligation” under the Loan Agreement.”

3.7 New Section 6.16. New section 6.16 is hereby added to the Loan Agreement, is deemed inserted to follow immediately after Section 6.15, which new section shall be denominated as “Section 6.16. Covenant Regarding Investor Bridge”, and which section shall read as follows:

“Section 6.16. Covenant Regarding Investor Bridge Tranche. Parent shall close a further tranche of investor financing, that is otherwise permitted under the Loan Agreement, in the minimum amount of $900,000, on and after September 1, 2009 but in any event no later than October 31, 2009. The failure to do so by such date shall constitute an Event of Default hereunder.”

3.8 Revised Defined Term. The defined term “Intellectual Property” set forth in Section 13.1 of the Loan Agreement is hereby amended and restated to read as follows:

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

3.9 Revised Definition of Collateral Regarding Intellectual Property. Exhibit A to the Loan Agreement and the definition of Collateral is hereby amended and restated in its entirety to read as is set forth on Exhibit A-1 attached hereto. Upon the satisfaction of an IP Release Condition (as defined below), and so long as no Default or Event of Default has occurred and is continuing, (i) the definition of Collateral shall be amended automatically and immediately, without any further action or writing required by the parties, to be that as is set forth on Exhibit A-2 attached hereto, such that all of Borrower’s Intellectual Property then owned and hereafter acquired is automatically released from Bank’s security interest, (ii) Bank shall terminate any intellectual property security agreement entered into in connection herewith and deliver such documents and make such filings as Borrower shall reasonably request to evidence such release, all at Borrower’s expense and (iii) Section 6.10 (as amended by this Amendment) shall be automatically and immediately amended by deleting the letter “(a)” immediately after the term “shall” and deleting clauses (b) and (c) in their entirety (the amendments set forth in this clause (iii) being referred to as the “Section 6.10 Modifications”), and with the provisions set forth in (i), (ii) and (iii) above being subject to the Reinstatement Provisions (as defined below in clause (B) of the definition of IP Release Condition below).

As used herein, the term “IP Release Condition” shall mean either (A) or (B) below:

(A) Parent has consummated, on and after the date hereof, an equity and/or Subordinated Debt financing transaction (the “Financing Transaction”) from which Parent satisfactorily has demonstrated to Bank, pursuant to financial statements and other evidence acceptable to Bank in its good faith business judgment, that the net aggregate amount of cash proceeds Parent has received from any such transaction establishes, as of the date of the consummation of such transaction, a Remaining Months Liquidity Ratio (as defined below) of at least 12 to 1 with respect to Borrower on a consolidated basis; or

(B) At the written request of the Borrower, there is established by Bank a permanent reserve against availability for Advances under the Revolving Line credit facility in an amount equal to 100% of the outstanding principal amount of the Term Loan from time to time, and such reserve amount shall not be available to Borrower as an Advance or as Advances under the Revolving Line credit facility at any time (referred to herein as the “Term Loan Reserve”). For purposes of clarification, the parties agree that any reserve established in connection with the Term Loan will not exceed 100% of the outstanding principal amount of the Term Loan. If the Term Loan Reserve is established and the definition of Collateral has been modified to be that as is set forth on Exhibit A-2, and Borrower thereafter fails to maintain the Term Loan Reserve in accordance with the above requirements, then (i) the definition of “Collateral” for all purposes under the Loan Agreement shall, without any further action by any party or notice, automatically be amended to read as is set forth on Exhibit A-1 attached hereto, (ii) Borrower shall cooperate with Bank to take such actions and execute such additional agreements as Bank determines are necessary or desirable in connection therewith in order to effectuate the purposes thereof including without limitation the execution and delivery to Bank of intellectual property security agreements and (iii) the Section 6.10 Modifications shall be deemed rescinded and no longer effective, and therefore, among other changes, clauses (b) and (c) of Section 6.10 as amended by this Amendment shall, at such time, again become effective (such amendments set forth in this clause (iii) being referred to herein as the “Reinstatement Provisions”).

As used herein, the term “Remaining Months Liquidity Ratio” shall mean the ratio of, as of any date of determination, (i) the aggregate amount of net cash proceeds received from the Financing Transaction to (ii) the average monthly net losses plus the amount of stock option expenses plus the amount of depreciation expenses and amortization attributable to intangibles with respect to Borrower for the then most recently ended three-month period.

4. Limitation of Amendments.

4.1 The amendments set forth herein, are effective for the purposes set forth above and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing, other than the Event of Default that is the subject of the waiver set forth above;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The articles of incorporation as amended on August 21, 2009 and the bylawsof Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (i) the due execution and delivery to Bank of this Amendment by each party hereto, (ii) the delivery to Bank of updated disclosures regarding its intellectual property assets, (iii) the execution and delivery of an intellectual property security agreement and (iv) the taking of such other actions and execution of such other instruments and agreements as Bank shall determine is necessary or desirable in connection herewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		IWatt Inc.

By:	/s/ Carley Brandt	By:	/s/ RONALD P EDGERTON
Name:	Carley Brandt	Name:	RONALD P EDGERTON
Title:	Relationship Manager	Title:	PRESIDENT & CEO

BORROWER

IKOR Acquisition Corporation

		By:	/s/ JAMES V McCANNA
		Name:	JAMES V McCANNA
		Title:	VP, CFO & SECRETARY

[Signature Page to Amendment to Loan and Security Agreement dated as of September 28, 2009]

Exhibit A-1

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) which shares entitle the holder thereof to vote for directors or any other matter; and (b) property subject to a lien described in clause (c) of the definition of Permitted Liens (but only up to the aggregate dollar amount set forth therein for all such liens combined) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property, provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exhibit A-2

The terms and provisions of this Exhibit A-2 as to the definition of the term “Collateral” for purposes of the Loan Agreement shall only become effective and have force and effect upon the satisfaction and of an IP Release Condition and not at any other time:

Subject to the foregoing contingency as to the effectiveness hereof, the Collateral shall consist of all of Borrower’s right, title and interest in and to the following personal property and the definition of Collateral as in effect prior thereto shall no longer have any force or effect on a prospective basis:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) which shares entitle the holder thereof to vote for directors or any other matter; (b) the following (the “Intellectual Property”): any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (c) property subject to a lien described in clause (c) of the definition of Permitted Liens (but only up to the aggregate dollar amount set forth therein for all such liens combined) in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property, provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.